February 11, 2021 Letter to Shareholders Q4 2020 Exhibit 99.1

Dear Shareholders, In a year that no one saw coming, the SurveyMonkey team kept our focus and served our stakeholders in 2020. In the face of a pandemic, racial injustice, and heightened political uncertainty, our team came together in a remote work environment to deliver for our customers, our shareholders, and our community. We shipped compelling new products in our emerging customer experience and market research pillars. We developed new Survey templates and use case solutions to help businesses, educators and nonprofits collect feedback to better navigate a volatile health crisis. We added new partners like Zoom and ServiceNow and deepened integrations with Microsoft and Salesforce to help our customers better leverage feedback data in their core software stacks. And we found alternative paths to growth. In 2020, we grew revenue 22% to $376 million and generated over $45 million free cash flow, with top line meeting, and cash generation exceeding, the full-year guidance ranges we set before COVID hit. Our 2020 performance is a testament to our team’s agility: we problem solve for our customers; we are accountable for our commitments. With continued innovation in product delivery and our go-to-market motion, we believe we can continue to expand our enterprise customer base and market share in 2021 and beyond. We sell software that helps customers listen, learn and take action. Employing a growth mindset also helps us plan and execute our own strategy more effectively. There were a lot of learnings across the board in 2020. Q4 2020 Key Results  24% YoY 20% YoY 22% YoY Revenue ($M) $84.3 $101.0 $307.4 $375.6 Q4’19 Q4’20 FY’19 FY’20 Enterprise Sales Revenue (% of total revenue) 25% 29% 21% 29% Q4’19 Q4’20 FY’19 FY’20 Enterprise Sales Customers ~6,600 ~8,200 Q4’19 Q4’20 Operating Margin % -23% -1.2% -16% 7.2% -22% 0.9% -22% 2.7% Q4’19 Q4’20 FY’19 FY’20 GAAP Non-GAAP

Fourth Quarter 2020 Highlights Our Q4 performance illustrated sustained enterprise adoption of our feedback-oriented software. In our enterprise channel, our products are resonating with customers because they integrate well with other systems and they do so with agility. We ended the year with approximately 8,200 enterprise customers, up 24% year-over-year. We added over 500 new logos in Q4, including well-known companies like Avon, Carrefour, Evernote, Headspace, Mulberry, and the Monument Crisis Center, which we’re supporting through our partnership with Listen4Good. Q4 enterprise revenue accounted for 29% of total revenue compared to 25% in the year-ago period. The book of business remained strong, with SurveyMonkey Enterprise renewal rates improving sequentially in Q4 as they did in Q3. We’re also excited about early traction in our newly-launched integrated CX offering, the GetFeedback platform. In our self-serve channel, year-over-year revenue growth accelerated to 13%. Teams again was a primary growth driver, and its customers are great candidates for upselling to SurveyMonkey Enterprise. With our massive user base, valuable products, and experience in growth marketing, we believe we can continue to drive low double-digit revenue growth in self-serve, which generates healthy free cash flow and helps drive the top-of-the-funnel for our high-growth enterprise channel. Net-net, we had a good 2020 in the face of a tough market. We ran harder than the results give us credit for. In a year where our offices were closed from mid-March on, we wouldn’t have predicted we would launch compelling new products, accelerate our enterprise logo wins, and increase our self-serve growth rate. But we did. And we need to do it again, but better. Our Q4 2020 enterprise results didn’t reach the heights we set our sights on, specifically in winning new business at the higher end of the market. As we deliver more value to customers, we believe our deal sizes will increase. Remote work will not be an excuse. The environment we compete in is the environment we will win in. We’ve assessed our strengths and opportunities for improvement, and we’ve taken the following actions we think will further improve sales efficiency and productivity. In Surveys, we’re steering further into high-value use cases, offering packaged solutions to help customers achieve business outcomes. In go-to-market, we hired the former head of digital sales at HubSpot to lead our new high-velocity sales team. We believe this will help us capture more quick-close deals that sit between self-serve and sales. Equally importantly, this change in org design will enable our Account Executive leadership and team to focus on larger customers whose deal sizes and retention rates justify the investment. 2 “With GetFeedback, we can adapt quickly and remain agile in our efforts to reimagine our customers’ purchase experience. We’re able to collect and act on feedback on our site to understand customer needs and reduce friction points, including post-purchase feedback after online transactions, website feedback to make sure customers can find what they are looking for, and cart abandonment surveys to increase conversion rates.” Louise Vanwildermeersch, Customer Experience Manager, Mulberry Women’s March Global, a global network of 100+ chapters who take action to advance women’s human rights, is using SurveyMonkey’s software, expertise and audience to run Global Count, one of the largest global mapping surveys ever undertaken to establish the cultural, economic and social barriers to women’s progress. We’re proud to support Women’s March Global and other organizations through our feedback software.

Fourth Quarter 2020 Highlights (cont.) In CX and Market Research -- where deal sizes are higher than in Surveys -- we’re adding sales leadership and talent. In CX, we added the former head of Oracle Europe sales, Graham Douglas, to lead our EU team out of Dublin. In Market Research, we’ve aligned our sales initiatives around three key verticals -- Consumer, B2B Technology, and Financial Services -- and put leaders in place, including new hires from market research firms like Kantar and Dynata. We believe these hires will help convert our product investments into sales momentum over the course of the year, and we plan to continue hiring in CX and Market Research sales as each pillar represents a huge addressable market where early traction gives us confidence we can build valuable businesses. Finally, we’ve added an executive to drive growth from within our 8,000+ enterprise customer base. In December, we announced Ken Ewell as our first chief customer officer, who has 20 years of customer success leadership experience at companies like IBM, AT&T and Neustar. We now have experienced leaders in both the “land” and “expand” categories of enterprise sales, and we’re optimistic that Ken will help us maximize value for our customers and help drive growth across our enterprise business. Put simply, Ken raises the bar at SurveyMonkey. We made these go-to-market changes prior to our January annual sales kick-off meeting so we could hit the ground running in 2021. The strength of our book of business is a clear and strong signal that our products deliver value. Our products are increasingly relevant and clearly differentiated in terms of their agility, price-to-value, and integrations with systems of record like Microsoft, Salesforce and ServiceNow. 2020 was a year of grit, determination, and execution. We found alternative paths to growth while delivering on key product and go-to-market deliverables. We’re confident we will continue winning, and we’re looking forward to proving it yet again in 2021. We remain committed to our longer-term goal of driving 25% revenue growth at SurveyMonkey -- even if COVID pushed out the timeline. 3 Chart Inc. offers products such as heat exchangers, cold boxes, and other cryogenic components, and was looking for a survey solution for their employees that included SMS capability and reliable customer support. After conducting a competitive analysis, Chart chose SurveyMonkey Enterprise as their solution.  Auto Trader is the UK and Ireland's largest digital automotive marketplace, with over 50 million cross-platform visits each month. In Q4, Auto Trader selected GetFeedback for web, apps, emails, and NPS so they can continue to optimize their online experience. Forerunner Ventures uses SurveyMonkey Market Research Solutions to gather consumer feedback as part of their investment process and research practice. As a consumer-focused VC firm, Forerunner is committed to engaging with a diverse group of consumers on timely and relevant topics, products and services and SurveyMonkey offers an agile solution to quickly and cost-effectively gather these insights.

Executing on our Three Pillar Strategy We’re so proud of what our team accomplished in 2020. We had an exceptional year of product delivery, and we’ll build on it in 2021 with a “super-cycle” of investments to support our journey up-market and our long-term growth goals. Q4 capped a year of innovation. In Surveys, we enhanced our Microsoft Teams functionality and announced an integration with Zoom Video Communications to help drive incremental platform usage and top-of-the-funnel activity. We introduced a response cap in our free product that drove incremental monetization. In Teams, we launched Contributor seats for survey data analysis and made it easier to manage large installations for enterprises. We responded to urgent post-COVID customer needs with solutions for use cases like contact tracing, remote employee engagement and return-to-work. We also completed the work to support response-based pricing for SurveyMonkey Enterprise, which we rolled out to new Enterprise customers in Q2. While it’s early, the “seats-and-completes” model continued to drive a 25%-plus lift in deal sizes for new Enterprise customers with no impact on the selling cycle in Q4. And we’re seeing the green shoots of the new model driving improved monetization. For example, on our last call I shared a story about Carlex Glass, a new Enterprise customer deploying daily surveys to its 1,800 employees to track COVID risk factors. In January, the value of the Carlex relationship increased 5x after a true-up based on response volume. It’s a win-win: Carlex is getting great value that enables them to keep their factories productive, and we’re seeing economics that better tie to customer usage. In our newer pillars, we launched new products that we believe will help increase our mix of enterprise business as they scale. In CX, we shipped V1 of our integrated offering, the GetFeedback platform, an agile, price-disruptive solution that helps new customers like Carrefour, Headspace, and Mulberry better leverage their existing systems of record to deliver the best experiences for their customers. We also announced our Commerce Cloud integration. In Market Research, we introduced our expert solutions to enable companies to rapidly make critical marketing decisions. Companies like Verizon Communications are already using our agile research solutions to do more of their ad creative, packaging and messaging research in-house at a fraction of the cost of full-service agencies. These new products open up new opportunities that are adjacent and incremental to our Survey market opportunity. As we look ahead to 2021, our promise is to deliver solutions that make it easy, faster, more cost-effective - more agile - to fill experience gaps and to better understand customers and employees. 4 A healthcare system serving 1.6 million people in the greater Phoenix area and a SurveyMonkey customers since 2018, HonorHealth upgraded to SurveyMonkey Enterprise + HIPAA to enable their organization to build a complete end-to-end data collection program Carrefour Group, a leading global retailer with more than 12,000 stores in over 30 countries, is using GetFeedback’s multi-channel agile CX solution to effectively leverage customer feedback and improve the online shopping experience for its customers. Lucidity Lights, whose brands include Catalina, Brilli and Elluni, uses SurveyMonkey’s Market Research Solutions for concept testing and to collect data to share with both internal and external partners. Lucidity leverages their research findings to gather consumer insights, inform their overall marketing strategy, and create sales collateral.

“Organizations can now connect ServiceNow’s Customer, Employee and IT workflows to SurveyMonkey in minutes with no code. This provides organizations the power to easily and quickly collect insights to help retain, engage, and satisfy customers and employees throughout their user journeys.” Marcus Torres, VP of Product Management, Platform Business and Foundation at ServiceNow SurveyMonkey announced plans to launch a robust integration between GetFeedback and Salesforce Commerce Cloud to deepen the platform’s connection with Salesforce solutions and strengthen the link between feedback and action for joint customers. Listen4Good is the signature feedback capacity-building initiative of the Fund for Shared Insight, a collaborative of more than 600 foundations and nonprofits. Their goal is to ensure that both funders and nonprofits are more meaningfully connected and responsive to the people they seek to help. SurveyMonkey is engaged in a multi-year partnership with Listen4Good to enable them to provide scalable and accessible feedback tools to more than 520 direct service organizations nationwide. One such nonprofit is the Monument Crisis Center, a California food pantry and family resource center. Administering hundreds of Listen4Good surveys gave them the insight to employ creative solutions to increase satisfaction of food resources and adapt to the differing food preferences of a diverse population. Executing on our Three Pillar Strategy (cont.) We are aggressively ramping our investments in machine learning. Our customers have seen great benefits already - our Automated Insights save time, while SurveyMonkey Genius enables users to get answers with confidence - but we’re just getting started. In Surveys, we’re investing to deliver new guided solutions that target specific use cases to increase time-to-value for our customers. Our new “return-to-work” solution, shipping this month, helps C-suite leaders in organizations big and small navigate the evolution of the employee work experience. In addition to delivering value, our agile Survey Solutions will add a new arrow in the quiver of our enterprise go-to-market motion. In CX, we will continue to build out The GetFeedback platform with pre-built programs for key CX elements like NPS, CSAT and cart abandonment. We’ll introduce enhanced analytics, and richer functionality that generates a 360-degree view of the customer and more precise customer segmentation and targeting. In 2021, the GetFeedback platform will integrate with SurveyMonkey Enterprise so customers can more easily graduate to our always-on, multi-channel agile CX platform. In Market Research, 2021 is all about expanding the breadth of our Market Research solutions. As we discussed in our December investor webinar, we’re building on the success of expert solutions and launching new software modules to other market research use cases, such as brand tracking, industry tracking and pricing optimization. The market opportunity is massive, and we believe our strategy will allow us to take share from legacy, services-led offerings and expand our share of wallet. There’s a lot to get done this year, but the team is up to the task. We’re investing to deliver more customer value, with the goals of new logos and more expansion. We’re excited to make 2021 another great year of innovation in service of our strategy to move further up-market. 5

Diversity, Equity & Inclusion (DEI) Update  2020 was a big year for us in terms of product innovation and go-to-market execution, but we also made huge strides in strengthening our finest competitive advantage: our employee culture. The core of any world class enterprise SaaS business is its people. Never has corporate culture been as important as it is today when so many employees count on their colleagues to learn and grow, but also to find support and empathy. We redoubled our commitment to diversity, equity, and inclusion in 2020. You don’t win this race in a quarter or year -- but our sustained multi-year effort will make our business and community stronger. We plan to keep you posted on our progress in this arena just like we update you on our product and financial achievements. It’s that important. In January, we announced Antoine Andrews as our Chief Diversity & Social Impact Officer (CDIO). In this newly created role, Antoine will lead the company’s diversity, equity, inclusion, and social impact functions to accelerate our initiatives and positively influence our communities. With two decades of experience at organizations like Year Up, Gap Inc., Nike, and Symantec, Antoine will help hold us accountable to our goals to hire, retain, and develop a more diverse team as well as foster an inclusive culture. He will also work to evolve our supplier diversity initiative and develop DEI benchmarks to help our customers and our business. We’re thrilled to welcome Antoine to the team and we’re confident he’ll drive excellence in this arena. In December, we published our first sustainability report that formally outlines our commitment to create a more sustainable, equitable, and just society. We made further progress on our 2020 diversity hiring goals. In Q4, Approximately 41% of our hires identified as women and 43% identified as people of color, and we added diversity at all levels of the company. As a result of our focused hiring and retention efforts across all four quarters in 2020, representation at the company today sits at 17% for underrepresented minorities and 44% for women. Finally, we’re so pleased to see customers using our products for their own DEI initiatives. Women’s March Global, a global network of 100+ chapters advancing women’s rights, is using SurveyMonkey’s software, expertise and audience to run Global Count, one of the largest global mapping surveys ever undertaken to document the cultural, economic and social barriers to women’s progress. We’re proud to support Women’s March Global and other organizations through our feedback software. We strive to be world class in DEI and I’m confident we’ll gain even more momentum in this mission-critical initiative over the course of 2021. It’s good for our culture, our customers, our community and our shareholders. Progress on DEI initiatives Hired Antoine Andrews as our first Chief Diversity and Social Impact Officer Published our first sustainability report Q4 hires: 41% identified as women, 43% identified as people of color Customers are using our products for their own DEI initiatives 6

Financial Results Unless otherwise noted, all comparisons are year-over-year. As a reminder, full year 2020 results include the impact of the Usabilla and GetFeedback acquisitions, which closed in April and September 2019, respectively. The fourth quarter was a solid finish to a year highlighted by healthy revenue growth, non-GAAP operating profitability, and free cash flow generation. Below, we review our Q4 results and then summarize our financial performance for full year 2020. Q4 2020 Highlights Revenue in Q4 was approximately $101 million, an increase of 20%. This was our first quarter where year-over-year growth was not affected by acquisitions, so Q4 revenue growth is on a like-for-like basis. Revenue from our enterprise sales channel increased 39% due to growth in all three product pillars. Enterprise revenue accounted for 29% of total revenue compared to 25% in the year ago period. Revenue from our self-serve channel grew 13% in Q4, driven again by Teams and strong free-to-paid plan conversion due to our ongoing refinement of pricing and packaging. 84% Annual 88% Annual Q4 Highlights 20% YoY total revenue growth 7.2% Non-GAAP operating margin 500+ Enterprise customers added $9.5M Free cash flow generation Notes for Charts: Enterprise sales customers and paying users are rounded to the nearest hundred. ARPU: Average revenue per paying user. 7 Revenue ($M) $84.3 $88.3 $90.9 $95.4 $101.0 Q4’19 Q1’20 Q2’20 Q3’20 Q4’20 Enterprise Sales Customers 6,600 6,800 7,200 7,700 8,200 Q4’19 Q1’20 Q2’20 Q3’20 Q4’20 Paying Users 720,900 746,200 781,000 803,200 820,300 Q4’19 Q1’20 Q2’20 Q3’20 Q4’20 ARPU $467 $483 $478 $478 $494 Q4’19 Q1’20 Q2’20 Q3’20 Q4’20

Financial Results (cont.)  Deferred revenue increased 21% to approximately $171 million. Remaining performance obligations, or RPO, which is the sum of deferred revenue and backlog, were $188 million, reflecting 17% growth. As we’ve mentioned previously, in addition to overall bookings growth, an added contributor to growth in deferred revenue has been our strategy to migrate our user base from monthly to annual plans. With 88% of our paid users now on annual plans, we anticipate that deferred revenue, RPO, and revenue growth will converge. Non-GAAP gross margin was 82% versus 79% in the year ago period due primarily to revenue growth and lower volume-based costs in the quarter associated with our Market Research offerings. We expect non-GAAP gross margin to normalize in the 80% range over time. Non-GAAP operating margin was 7.2% compared to negative 1.2% in Q4 2019 and 2.2% in Q3 2020 due to revenue and gross margin performance and disciplined expense management. As seen in our outlook, we expect nominal operating leverage in 2021 versus 2020 as we continue to invest to execute on our long-term growth strategy. We generated $11.6 million in operating cash flow and $9.5 million in free cash flow. We’ve been able to diligently manage cash while also investing to realize our strategy and drive revenue growth, all against a challenging macroeconomic backdrop. Full Year 2020 Highlights For full year 2020, we increased revenue 22% to approximately $376 million. The enterprise channel eclipsed $100 million annual revenue for the first time in the Company’s history, growing 65% year-over-year to approximately $108 million. In 2020, we produced a 2.7% non-GAAP operating margin, and generated free cash flow of approximately $46 million. 8 Operating Margin % -23% -1.2% -25% -1.6% -23% 2.5% -24% 2.2% -16% 7.2% Q4’19 Q1’20 Q2’20 Q3’20 Q4’20 GAAP Non-GAAP QTD Gross Margin % 76% 79% 79% 82% Q4’19 Q4’20 GAAP Non-GAAP QTD Cash Flow ($M) $9.4 $6.6 $11.6 $9.5 Q4’19 Q4’20 Operating FCF

~8,200
Enterprise sales customers

39%
YoY increase in enterprise sales revenue

345K+
Organizational domains

90%+
Of bookings from organizational domain-based customers

100%+
Dollar-based net retention rate for organizational customers*

** We calculate organizational dollar-based net retention rate as of a period end by starting with the trailing 12 months of bookings from the cohort of all domain-based customers as of the 12 months prior to such period end ("Prior Period Bookings"). We then calculate the trailing 12 months of bookings from these same customers as of the current period end ("Current Period Bookings"). Current Period Bookings includes any upsells and is net of contraction or attrition but excludes bookings from new domain-based customers in the current period. We then divide the total Current Period Bookings by the total Prior Period Bookings to arrive at the organizational dollar-based net retention rate.*

Financial Results (cont.)



Cash and Debt ($M)
$131
$216
-$84
$206
$214
-$8
$224
$214
$11
Q4'19
Q3'20
Q4'20
Cash & cash equivalents
Debt
Net cash (debt)

Total revenue was in-line with, and operating margin and free cash flow exceeded, the full year guidance ranges we provided in February 2020. We ended the year with $224 million in cash and cash equivalents, an increase of approximately $93 million year-over-year and we are now in a net positive cash position. Our 2020 performance illustrates the agility of our products and team, as well as the resilience of our business model.

Financial Outlook

	Q1 2021	FY 2021
Revenue *(growth at mid-point %)*	$99.5M to $101.5M *14% YoY*	$436M to $443M *17% YoY*
Non-GAAP operating margin	(2.0%) to 0.0%	2% to 4%
Free cash flow	NA	$43M to $48M

For Q1 2021, we expect revenue to be in the range of $99.5 to $101.5 million, or approximately 14% growth at the midpoint. Recall that we had $2 million of non-recurring revenue from one Market Research enterprise customer in Q1 2020 that has a dampening effect on Q1 2021 growth rates. Normalizing for this non-recurring revenue in the year-ago period, year-over-year growth would be approximately 17% for total revenue and in the low 30% range for enterprise revenue at the midpoint of guidance. We expect non-GAAP operating margin to be in the range of break-even to negative 2.0%, which reflects higher G&A expense seasonality as well as increased product and go-to-market investments.

For full year 2021, we expect revenue to be in the range of $436 to $443 million, or approximately 16% to 18% year-over-year growth, which reflects the impact of headwinds in new enterprise sales as we exited 2020. Our revenue guidance assumes that self-serve revenue will grow similar to the growth rate in full year 2020, and the enterprise revenue growth rate will be in the 30s.

9

. Financial Outlook (cont.) We expect non-GAAP operating margin to be in the range of 2% to 4% and free cash flow to be in the range of $43 to $48 million, which both reflect a continuation of our balanced approach of driving incremental operating margin and generating cash while investing for long-term growth. Closing & Conference Call Information In summary, 2020 was a year where we drove solid top line growth, operating leverage and free cash flow while managing through the market dynamics and remote work challenges associated with COVID. We believe we began 2021 in the strongest position we’ve ever been in to accelerate our move up-market. Our products and team are stronger today than a year ago, as is our conviction in our strategy. Thank you to all of our stakeholders for their support in 2020. It’s time to find more ways to win in 2021. We will host a conference call today to discuss the Company’s Q4 and full year 2020 financial results. This call is scheduled to begin at 2:00 pm PT / 5:00 pm ET and can be accessed by dialing (833) 900-1542 or (236) 712-2281. To listen to a live audio webcast, please visit investor.surveymonkey.com. A replay of the audio webcast will be available on the same website following the call. A telephonic replay will be available through February 18, 2021 by dialing (800) 585-8367 or (416) 621-4642 and entering passcode 4386735#. From all of us at SurveyMonkey, please stay safe and prioritize your health. Sincerely,  10 SurveyMonkey's mission is to power the curious. We enable organizations to turn feedback into action. Continued execution in Q4 Our opportunity is significant Our strategy is sound Zander Lurie Debbie Clifford Tom Hale CEO CFO President Contacts: Investor Relations: Media: Gary J. Fuges, CFA Sandra Gharib investors@surveymonkey.com pr@surveymonkey.com

SVMK INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)   (in thousands) December 31, 2020 December 31, 2019 Assets Current assets: Cash and cash equivalents $224,390 $131,035 Accounts receivable, net 24,177 17,795 Deferred commissions, current 5,429 3,078 Prepaid expenses and other current assets 10,520 9,382 Total current assets 264,516 161,290 Property and equipment, net 18,924 35,072 Operating lease right-of-use assets 56,986 63,904 Capitalized internal-use software, net 29,462 33,156 Acquisition intangible assets, net 21,207 33,150 Goodwill 468,764 462,927 Deferred commissions, non-current 10,018 5,384 Other assets 7,940 9,376 Total assets $877,817 $804,259 Liabilities and stockholders’ equity Current liabilities: Accounts payable $3,348 $2,677 Accrued expenses and other current liabilities 15,198 16,077 Accrued compensation 32,149 24,031 Deferred revenue, current 169,872 139,990 Operating lease liabilities, current 8,318 8,381 Debt, current 1,900 1,900 Total current liabilities 230,785 193,056 Deferred revenue, non-current 760 1,015 Deferred tax liabilities 5,153 4,870 Debt, non-current 211,716 213,616 Operating lease liabilities, non-current 74,487 82,668 Other non-current liabilities 8,560 7,050 Total liabilities 531,461 502,275 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 1 1 Additional paid-in capital 835,444 705,143 Accumulated other comprehensive income (loss) 5,208 (444) Accumulated deficit (494,297) (402,716) Total stockholders’ equity 346,356 301,984 Total liabilities and stockholders’ equity $877,817 $804,259

SVMK INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)   Three Months Ended December 31, Year Ended December 31, (in thousands, except per share amounts) 2020 2019 2020 2019 Revenue $100,975 $84,324 $375,610 $307,421 Cost of revenue (1)(2) 21,065 20,321 83,917 76,524 Gross profit 79,910 64,003 291,693 230,897 Operating expenses: Research and development (1) 29,793 24,614 112,989 90,545 Sales and marketing (1)(2) 43,832 36,908 172,376 123,573 General and administrative (1) 22,457 21,994 87,909 83,288 Restructuring — — — (66) Total operating expenses 96,082 83,516 373,274 297,340 Loss from operations (16,172) (19,513) (81,581) (66,443) Interest expense 2,370 3,279 10,257 14,157 Other non-operating income, net (159) (521) (1,436) (3,962) Loss before income taxes (18,383) (22,271) (90,402) (76,638) Provision for (benefit from) income taxes (95) (977) 1,179 (2,779) Net loss $(18,288) $(21,294) $(91,581) $(73,859) Net loss per share, basic and diluted $(0.13) $(0.16) $(0.65) $(0.56) Weighted-average shares used in computing basic and diluted net loss per share 142,827 134,969 139,887 131,568   (1) Includes stock-based compensation, net of amounts capitalized as follows: Three Months Ended December 31, Year Ended December 31, (in thousands) 2020 2019 2020 2019 Cost of revenue $1,221 $853 $4,450 $3,658 Research and development 8,418 5,296 30,693 21,159 Sales and marketing 4,611 3,236 19,707 11,950 General and administrative 6,338 5,813 24,317 23,478 Stock-based compensation, net of amounts capitalized $20,588 $15,198 $79,167 $60,245   (2) Includes amortization of acquisition intangible assets as follows: Three Months Ended December 31, Year Ended December 31, (in thousands) 2020 2019 2020 2019 Cost of revenue $1,682 $1,917 $7,495 $5,365 Sales and marketing 1,124 1,363 5,107 3,630 Amortization of acquisition intangible assets $2,806 $3,280 $12,602 $8,995

SVMK INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) Year Ended December 31, (in thousands) 2020 2019 Cash flows from operating activities Net loss $(91,581) $(73,859) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 47,822 45,133 Non-cash leases expense 13,092 12,537 Stock-based compensation expense, net of amounts capitalized 79,167 60,245 Deferred income taxes 814 (3,676) Bad debt expense 1,352 432 Gain on sale of a private company investment (1,001) (1,001) Other 1,588 (157) Changes in assets and liabilities: Accounts receivable (7,643) (7,671) Prepaid expenses and other assets (12,106) (5,172) Accounts payable and accrued liabilities 1,148 8,318 Accrued compensation 7,865 2,232 Deferred revenue 29,742 31,181 Operating lease liabilities (14,629) (13,890) Net cash provided by operating activities 55,630 54,652 Cash flows from investing activities Acquisitions, net of cash acquired — (114,603) Purchases of property and equipment (782) (2,450) Capitalized internal-use software (9,220) (12,034) Proceeds from sale of a private company investment and other 1,095 1,001 Net cash used in investing activities (8,907) (128,086) Cash flows from financing activities Proceeds from stock option exercises 42,150 47,678 Proceeds from employee stock purchase plan 6,719 5,344 Repayment of debt (2,200) (2,200) Net cash provided by financing activities 46,669 50,822 Effect of exchange rate changes on cash (461) (76) Net increase (decrease) in cash, cash equivalents and restricted cash 92,931 (22,688) Cash, cash equivalents and restricted cash at beginning of period 131,683 154,371 Cash, cash equivalents and restricted cash at end of period $224,614 $131,683 Supplemental cash flow data: Interest paid for term debt $9,590 $13,502 Income taxes paid $583 $756 Non-cash investing and financing transactions: Fair value of common stock issued as acquisition consideration $— $36,204 Stock compensation included in capitalized software costs $2,243 $3,503 Lease liabilities arising from obtaining right-of-use assets, net $— $7,937 Derecognized financing obligation related to building due to adoption of ASC 842 $— $92,009 Derecognized building due to adoption of ASC 842 $— $71,781

SVMK INC.

SUPPLEMENTAL DISAGGREGATED REVENUE DATA (unaudited)

Quarterly Disaggregated Revenue

	Three Months Ended							
(in thousands)	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Self-serve revenue	$ 71,197	$ 68,001	$ 65,398	$ 63,107	$ 62,948	$ 61,348	$ 60,071	$ 57,619
Enterprise revenue	29,778	27,428	25,543	25,158	21,376	17,969	15,068	11,022
Revenue	$ 100,975	$ 95,429	$ 90,941	$ 88,265	$ 84,324	$ 79,317	$ 75,139	$ 68,641

Annual Disaggregated Revenue

	Year Ended December 31,		
(in thousands)	2020	2019	2018
Self-serve revenue	$ 267,703	$ 241,986	$ 220,822
Enterprise revenue	$ 107,907	65,435	33,502
Revenue	$ 375,610	$ 307,421	$ 254,324

Self-serve revenues are generated from products purchased independently through our website.

Enterprise revenues are generated from products sold to organizations through our sales team.

SVMK INC. RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) (1) Reconciliation of GAAP to Non-GAAP (Loss) Income from Operations Three Months Ended December 31, Year Ended December 31, (in thousands, except percentages) 2020 2019 2020 2019 GAAP Loss from operations $(16,172) $(19,513) $(81,581) $(66,443) GAAP Operating margin (16)% (23)% (22)% (22)% Stock-based compensation, net 20,588 15,198 79,167 60,245 Amortization of acquisition intangible assets 2,806 3,280 12,602 8,995 Restructuring — — — (66) Non-GAAP (Loss) Income from operations $7,222 $(1,035) $10,188 $2,731 Non-GAAP Operating margin 7% (1)% 3% 1%   Reconciliation of GAAP to Non-GAAP Loss and Loss per diluted share Three Months Ended December 31, Year Ended December 31, (in thousands, except per share amounts) 2020 2019 2020 2019 GAAP Net Loss $(18,288) $(21,294) $(91,581) $(73,859) GAAP Net loss per diluted share $(0.13) $(0.16) $(0.65) $(0.56) Weighted-average shares used to compute GAAP net loss per diluted share 142,827 134,969 139,887 131,568 Stock-based compensation, net 20,588 15,198 79,167 60,245 Amortization of acquisition intangible assets 2,806 3,280 12,602 8,995 Restructuring — — — (66) Gain on sale of a private company investment — — (1,001) (1,001) Income tax effect on Non-GAAP adjustments (2) 34 254 106 (966) Non-GAAP Net (Loss) Income $5,140 $(2,562) $(707) $(6,652) Non-GAAP Net (Loss) Income per diluted share $0.03 $(0.02) $(0.01) $(0.05) Weighted-average shares used to compute Non-GAAP net loss per diluted share 148,995 134,969 139,887 131,568     (1) Please see Appendix A for explanation of non-GAAP measures used. (2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, restructuring and gain on sale of a private company investment. Non-GAAP adjustments pertain to the income tax effects of amortization of acquisition-related intangible assets.

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

Calculation of Free Cash Flow

(in thousands)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
Net cash provided by operating activities	$ 11,643	$ 9,419	$ 55,630	$ 54,652
Purchases of property and equipment	(10)	(424)	(782)	(2,450)
Capitalized internal-use software	(2,169)	(2,441)	(9,220)	(12,034)
Free cash flow	$ 9,464	$ 6,554	$ 45,628	$ 40,168

Supplemental GAAP and Non-GAAP Information

(in thousands, except percentages)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Year Ended December 31, 2020	Year Ended December 31, 2019
GAAP Gross profit	$ 79,910	$ 64,003	$ 291,693	$ 230,897
GAAP Gross margin	*79%*	*76%*	*78%*	*75%*
Stock-based compensation, net	1,221	853	4,450	3,658
Amortization of acquisition intangible assets	1,682	1,917	7,495	5,365
Non-GAAP Gross profit	$ 82,813	$ 66,773	$ 303,638	$ 239,920
Non-GAAP Gross margin	*82%*	*79%*	*81%*	*78%*
GAAP Research and development	$ 29,793	$ 24,614	$ 112,989	$ 90,545
GAAP Research and development margin	*30%*	*29%*	*30%*	*29%*
Stock-based compensation, net	8,418	5,296	30,693	21,159
Non-GAAP Research and development	$ 21,375	$ 19,318	$ 82,296	$ 69,386
Non-GAAP Research and development margin	*21%*	*23%*	*22%*	*23%*
GAAP Sales and marketing	$ 43,832	$ 36,908	$ 172,376	$ 123,573
GAAP Sales and marketing margin	*43%*	*44%*	*46%*	*40%*
Stock-based compensation, net	4,611	3,236	19,707	11,950
Amortization of acquisition intangible assets	1,124	1,363	5,107	3,630
Non-GAAP Sales and marketing	$ 38,097	$ 32,309	$ 147,562	$ 107,993
Non-GAAP Sales and marketing margin	*38%*	*38%*	*39%*	*35%*
GAAP General and administrative	$ 22,457	$ 21,994	$ 87,909	$ 83,288
GAAP General and administrative margin	*22%*	*26%*	*23%*	*27%*
Stock-based compensation, net	6,338	5,813	24,317	23,478
Non-GAAP General and administrative	$ 16,119	$ 16,181	$ 63,592	$ 59,810
Non-GAAP General and administrative margin	*16%*	*19%*	*17%*	*19%*

(1) Please see Appendix A for explanation of non-GAAP measures used.

APPENDIX A SVMK INC. EXPLANATION OF NON-GAAP MEASURES To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP (“GAAP”), we use the following Non-GAAP financial measures: Non-GAAP (loss) income from operations, Non-GAAP operating margin, Non-GAAP net loss, Non-GAAP net loss per diluted share, Non-GAAP gross profit, Non-GAAP gross margin, Non-GAAP research and development, Non-GAAP research and development margin, Non-GAAP sales and marketing, Non-GAAP sales and marketing margin, Non-GAAP general and administrative, Non-GAAP general and administrative margin, and free cash flow. Our definition for each Non-GAAP measure used is provided below, however a limitation of Non-GAAP financial measures are that they do not have uniform definitions. Accordingly, our definitions for Non-GAAP measures used will likely differ from similarly titled Non-GAAP measures used by other companies thereby limiting comparability. With regards to the Non-GAAP guidance provided above, a reconciliation to the corresponding GAAP amounts are not provided as the quantification of certain items excluded from each respective Non-GAAP measure, which may be significant, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, the Non-GAAP adjustment for stock-based compensation expense, net, requires additional inputs such as number of shares granted and market price that are not currently ascertainable. Non-GAAP (loss) income from operations, Non-GAAP operating margin: We define Non-GAAP (loss) income from operations as GAAP loss from operations excluding stock-based compensation, net, amortization of acquisition intangible assets and restructuring. Non-GAAP operating margin is defined as Non-GAAP (loss) income from operations divided by revenue. Non-GAAP net (loss) Income, Non-GAAP net (loss) Income per diluted share: We define Non-GAAP net (loss) Income as GAAP net loss excluding stock-based compensation, net, amortization of acquisition intangible assets, restructuring, gain on sale of a private company investment, and including the income tax effect on Non-GAAP adjustments. Non-GAAP net (loss) Income per diluted share is defined as Non-GAAP net (loss) Income divided by the weighted-average shares outstanding. Non-GAAP gross profit, Non-GAAP gross margin: We define Non-GAAP gross profit as GAAP gross profit excluding stock-based compensation, net and amortization of acquisition intangible assets. Non-GAAP gross margin is defined as Non-GAAP gross profit divided by revenue. Non-GAAP research and development, Non-GAAP research and development margin: We define Non-GAAP research and development as GAAP research and development excluding stock-based compensation, net. Non-GAAP research and development margin is defined as Non-GAAP research and development divided by revenue. Non-GAAP sales and marketing, Non-GAAP sales and marketing margin: We define Non-GAAP sales and marketing as GAAP sales and marketing excluding stock-based compensation, net and amortization of acquisition intangible assets. Non-GAAP sales and marketing margin is defined as Non-GAAP sales and marketing divided by revenue. Non-GAAP general and administrative, Non-GAAP general and administrative margin: We define Non-GAAP general and administrative as GAAP general and administrative excluding stock-based compensation, net. Non-GAAP general and administrative margin is defined as Non-GAAP general and administrative divided by revenue. We use these Non-GAAP measures to compare and evaluate our operating results across periods in order to manage our business, for purposes of determining executive and senior management incentive compensation, and for budgeting and developing our strategic operating plans. We believe that these Non-GAAP measures provide useful information about our operating results, enhance the overall understanding of our past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by our management in evaluating our financial performance and for operational decision making, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. We have excluded the effect of the following items from the aforementioned Non-GAAP measures because they are non-cash and/or are non-recurring in nature and because we believe that the Non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. We further believe these measures are useful to investors in that it allows for greater transparency to certain line items in our financial statements and facilitates comparisons to historical operating results and comparisons to peer operating results. A description of the Non-GAAP adjustments for the above measures is as follows: Stock-based compensation, net: We incur stock based-compensation expense on a GAAP basis resulting from equity awards granted to our employees. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods. Amortization of acquisition intangible assets: We incur amortization expense on intangible assets on a GAAP basis resulting from prior acquisitions. Amortization of acquired intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of any acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of acquisition intangible assets will recur in future periods. Restructuring: Restructuring expenses consist of employee severance and other exit costs. We believe it is useful for investors to understand the effects of these items on our total operating expenses. We expect that restructuring costs will generally diminish over time with respect to past acquisitions and/or strategic initiatives. However, we may incur these expenses in future periods in connection with any new acquisitions and/or strategic initiatives. Gain on sale of a private company investment: Gain on sale of a private company investment was recognized on a GAAP basis resulting from the sale of certain corporate assets. We expect that such transactions will be infrequent in occurrence and are therefore excluded from our Non-GAAP results as they do not otherwise relate to our core business operations. For more information on the Non-GAAP financial measures, please see the “Reconciliation of GAAP to Non-GAAP Data” section of this shareholder letter. The accompanying tables provide details on the GAAP financial measures that are most directly comparable to the Non-GAAP financial measures and the related reconciliations between those financial measures. Free cash flow: We define free cash flow as GAAP net cash provided by operating activities less purchases of property and equipment and capitalized internal-use software. We consider free cash flow to be an important measure because it measures our liquidity after deducting capital expenditures for purchases of property and equipment and capitalized software development costs, which we believe provides a more accurate view of our cash generation and cash available to grow our business. We expect to generate positive free cash flow over the long term. Free cash flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Some of the limitations of free cash flow are that free cash flow does not reflect our future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. Safe Harbor Statement “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This shareholder letter may contain forward-looking statements about our financial outlook, outstanding shares, products, including our investments in products, technology and other key strategic areas. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes. The risks and uncertainties referred to above include - but are not limited to - risks related to the COVID-19 coronavirus pandemic; our ability to retain and upgrade customers; our revenue growth rate; our brand; our marketing strategies; our self-serve business model; the length of our sales cycles; the growth and development of our salesforce; security measures; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our products and services are accessible at all times; competition; our debt; revenue recognition; our ability to manage our growth; our culture and talent; our data centers; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our customers or curtail our monetization efforts; litigation and regulatory issues; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; our international operations; intellectual property; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; the price volatility of our common stock; and general economic conditions. Further information on these and other factors that could affect our financial results are included in documents filed with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the Annual Report on Form 10-K that will be filed for the year ended December 31, 2020, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of our Investor Relations website page at investor.surveymonkey.com. All information provided in this release and in the attachments is as of February 11, 2021, and we undertake no obligation to update this information.